CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 21, 2016, relating to the financial statements and financial highlights which appears in the May 31, 2016 Annual Report to Shareholders of AMG Managers Cadence Capital Appreciation Fund, AMG Managers Cadence Mid Cap Fund and AMG Managers Cadence Emerging Companies Fund, three of the series constituting AMG Funds III, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 28, 2016